Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and Release (“Agreement”) is entered into by and between Gregory Billings (“Executive”), an individual residing in the State of Illinois, and Calix, Inc., a Delaware corporation (the “Company”). Executive and Company are together referred to as the “parties” in this Agreement. In consideration of the covenants set forth below the parties agree as follows:
1.    Separation of Employment.
(a)    Separation Date. Executive and the Company acknowledge and agree that Executive’s employment with the Company is terminated effective September 6, 2019 (the “Separation Date”).
(b)    Payment of Final Wages and Receipt of All Benefits. Executive has received and reviewed his final paycheck and represents, acknowledges and agrees that as of the Separation Date, the Company has paid Executive (1) all salary, wages, bonuses, premiums, leave, housing allowances, relocation costs, commissions, interest, fees, variable compensation and any and all other benefits and compensation owed to the Executive through the Separation Date (subject to applicable taxes and other withholdings), (2) all accrued but unused vacation and floating days of Executive at Executive’s final rate of pay (subject to applicable taxes and other withholdings), and (3) all reimbursable business expenses incurred by Executive that have been submitted and approved by the Company prior to the Separation Date. The Company will reimburse any remaining reimbursable business expenses upon timely submission by Executive in accordance with the Company’s expense reimbursement policies. No other amounts or benefits are due to Executive from the Company through the Separation Date. Executive further acknowledges and represents that he has received any leave to which he was entitled or which he requested, if any, under all applicable state and federal leave laws, including with limitation the Family Medical Leave Act, and applicable Company policies.
2.    Severance Benefits. As consideration for Executive’s execution of and compliance with this Agreement, including Executive’s waiver and release of claims in Sections 3 and 4 below and other obligations stated in this Agreement, and provided this Agreement is not revoked under Section 4, the Company agrees to provide the following severance benefits to which Executive is not otherwise entitled:
(a)    Lump Sum Payment. The Company will pay Executive a one-time lump sum payment of Ninety-Five Thousand Dollars ($95,000), less applicable taxes and other withholdings, which shall be payable with the Company’s first regular pay cycle following the Effective Date (as defined below), in accordance with the Company’s U.S. payroll schedule, subject to Executive remaining compliant with the terms of this Agreement.
(b)    Extension of Time for Exercise of Vested Stock Options. Notwithstanding the period for exercise provided under the applicable stock option grant agreement for the stock option awards listed in Schedule 1 hereto, Executive shall have until September 6, 2020 (inclusive) to exercise the stock options that have vested as of the Separation Date in accordance with their vesting terms (the “Vested Stock Options”). Executive agrees that Schedule 1 sets forth a correct

Separation Agreement and General Release of All Claims

and complete listing of the Vested Stock Options. Any Vested Stock Options not exercised by September 6, 2020 shall automatically expire and terminate as of September 6, 2020.
(c)    Continuation of Benefits. Whether or not this Agreement becomes effective, Executive is eligible to elect to continue Executive’s existing healthcare coverage in accordance with procedures provided by Calix by continuing to pay premiums to the Employer under the Company-sponsored group health benefit plans (medical, dental, vision) for Executive and Executive’s existing dependents, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
Except as specifically provided herein, Executive is not entitled to any additional payment or consideration. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide these or other benefits to any individuals other than Executive.
3.    Release of Claims. In exchange for the consideration provided in this Agreement, which Executive acknowledges is adequate and satisfactory consideration, except for the claims identified in Section 3.1 below as expressly excluded from this waiver and release, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, agents and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally fully and forever waive, release and discharge the Company and its past and present officers, directors, shareholders, affiliates, predecessors, successors, assigns, agents, investors, employees, administrators, benefit plans, plan administrators, insurers, divisions, subsidiaries, and representatives (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, judgments, rights, duties, obligations, damages, debts, liabilities, fees and expenses (inclusive of attorneys’ fees) relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any actual or alleged act, omission, fact, transaction, practice, conduct, occurrence or other matter that have occurred up to and including the date Executive has signed this Agreement including, but not limited to:
(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship, including but not limited to any claims for wages, salary, bonus, compensation, commissions, incentive compensation, deferred compensation, severance or other cash payments;
(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of the capital stock of the Company;
(c)any and all claims for wrongful discharge of employment; discrimination; harassment; retaliation; failure to provide reasonable accommodation; failure to engage in a good faith interactive process; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; negligence; defamation; libel; slander; personal injury; assault; battery; invasion of privacy; false

Separation Agreement and General Release of All Claims

imprisonment; conversion; disability benefits, or any claims arising out of any other agreement, incident or relationship between the parties prior to the execution of this Agreement;
(d)any and all claims for violation of any federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released, including, but not limited to, Title VII of the Civil Rights Act of 1964 (Title VII); the Americans with Disabilities Act (ADA); the Family and Medical Leave Act (FMLA), except as prohibited by law; the Equal Pay Act; the Fair Labor Standards Act (FLSA), except as prohibited by law; the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits); the Fair Credit Reporting Act (FCRA); the Civil Rights Act of 1991; Section 1981 of U.S.C. Title 42; the Worker Adjustment and Retraining Notification (WARN) Act; the Sarbanes-Oxley Act of 2002; the Uniform Services Employment and Reemployment Rights Act (USERRA); the Illinois Human Rights Act (IHRA); the Right to Privacy in the Workplace Act; the Illinois Occupational Safety and Health Act; the Illinois Worker Adjustment and Retraining Notification Act; the Illinois Whistleblower Act; the Illinois Wage Payment and Collection Act; the Illinois Equal Pay Act; the California Fair Employment and Housing Act; the California Labor Code, except as prohibited by law; the California Government Code; the California Industrial Welfare Commission Wage Orders; the California Business & Professions Code; the California Family Rights Act; the Rehabilitation Act of 1973, in each case including any amendments and their respective implementing regulations;
(e)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(f)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;
(g)any and all claims for monetary recovery and personal or individual relief, except as prohibited by law;
(h)any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and
(i)any and all indemnification rights Executive has against the Company.
3.1        Excluded Claims. The only claims that are not being waived and released by Executive under this Agreement are those Executive may have for:
(a)Unemployment benefit rights, state disability, workers’ compensation and/or paid family leave insurance benefits pursuant to the terms of applicable state law;
(b)Continuation of any existing participation in Company-sponsored group health benefit plans, at Executive’s full expense, under the federal law known as “COBRA” and/or under an applicable state counterpart law, which Executive is eligible to elect to continue whether or not this Agreement becomes effective;

Separation Agreement and General Release of All Claims

(c)Any benefit entitlements vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA”;
(d)Violation of any federal, state or local statutory law and/or public policy right or entitlement that, by applicable law, is not waivable; and
(e)Any wrongful act, event or omission occurring after the date Executive signs this Agreement.

3.2    Government Agency Claims Exception. Nothing in this Agreement shall prohibit or restrict Executive from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to Executive individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nor does this Agreement require Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
3.3    Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and understands that he is waiving all known and unknown claims. Executive is familiar with statutes such as California Civil Code Section 1542, that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Executive agrees to expressly waive any rights he may have under any comparable statute or common law principles of similar effect that might apply to the scope of his release under this Agreement.
4.    Specific Release of Claims under ADEA. In further consideration of the payments and benefits provided to the Executive in this Agreement, the Releasors irrevocably and

Separation Agreement and General Release of All Claims

unconditionally fully and forever waive, release, and discharge the Releasees from any and all claims, whether known or unknown, from the beginning of time through the date of the Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”) and its implementing regulations. By signing this Agreement, Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the ADEA and that this waiver and release is knowing and voluntary. Executive fully understands, acknowledges and agrees that Executive has 21 days from receipt of the Agreement within which to consider this Agreement. Any changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period. Executive further understands and agrees that Executive:
(a)    May sign this Agreement without waiting the full 21 days and that, if Executive has done so, Executive’s decision to do so has been knowing and voluntary, and not induced through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 21-day period, or the provision of different terms to employees who sign any release prior to expiration of the 21-day period;
(b)    Has a period of seven (7) full days following his execution of this Agreement to revoke the release of ADEA claims in this Section 4 (the “Revocation Period”) by providing written notice of such revocation to the Company directed to the attention of the Calix signatory to this Agreement on or before 5:00 p.m., local time, on the seventh (7th) day after the date on which Executive signs this Agreement;
(c)    Has carefully read and fully understands all the provisions of this Agreement and knowingly and voluntarily agrees to all the terms of this Agreement;
(d)    Is, through this Agreement, releasing the Company from any and all claims that Executive has or may have against the Company under the ADEA. Executive understands that rights or claims under the ADEA that may arise after the date this Agreement is executed by all parties are not waived;
(e)    Knowingly and voluntarily agrees to all the terms set forth in this Agreement, including the waivers and releases, in exchange for the consideration described in this Agreement which Executive acknowledges is adequate and satisfactory to Executive and in addition to any other benefits to which Executive is otherwise entitled, and knowingly and voluntarily intends to be legally bound by all of the terms of this Agreement;
(f)    Is advised to and has consulted an attorney of Executive’s choice; and
(g)    Acknowledges that Executive’s employment with the Company terminated as of the date set forth in Section 1 above, regardless of whether Executive elects his revocation rights in this Section 4.

Separation Agreement and General Release of All Claims

5.    Effective Date. This Agreement will become effective on the eighth (8th) day after Executive signs this Agreement, so long as it has been signed and not revoked by Executive before that date (the “Effective Date”). No payments due to the Executive under this Agreement shall be made or begin before the Effective Date.
6.    No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
7.    Confidentiality of Agreement. Executive agrees and covenants that Executive shall not disclose any of the negotiations or discussions of this Agreement to any individual or entity. The parties acknowledge that disclosures of this Agreement and/or the terms hereof may be made by the Company as provided under applicable federal and state laws. Nothing in this Section, or elsewhere in this Agreement, is intended to prevent or prohibit Executive from (a) providing information regarding Executive’s former employment relationship with the Company as may be required by law or legal process; or (b) cooperating, participating or assisting in any government entity investigation or proceeding.
8.    No Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.
9.    No disparagement. Executive agrees to refrain from any disparagement, either as fact or opinion, criticism, defamation, or slander of the Company or its affiliates and their respective directors, officers, agents, partners, stockholders, employees, products, services, technology or business (except to the extent permitted by the Government Agency Claims Exception (set forth above)), and agrees to refrain from tortious interference with the contracts and relationships of the Company or any of the Releasees.
10.    References. Executive shall direct any inquiries by potential future employers to the Company’s talent and culture department, which shall provide only the Executive’s last position and dates of employment.
11.        Post-Termination Obligations, Restrictive Covenants and Cooperation.
(a)    Confidential Information and Invention Assignment Agreement. Executive understands and agrees that Executive’s obligations to the Company under Executive’s existing Confidential Information and Invention Assignment Agreement between Executive and the Company (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A, survive

Separation Agreement and General Release of All Claims

termination of Executive’s employment relationship with the Company. Executive warrants and represents that at all times prior to the Effective Date that Executive has been in compliance with the provisions of and Executive’s obligations under the Confidentiality Agreement. Furthermore, Executive hereby acknowledges that Executive’s obligations with respect to confidential and proprietary information of the Company continue after the Separation Date and Executive agrees that Executive shall hereafter comply with Executive’s continuing obligations under the Confidentiality Agreement. Further, Executive expressly agrees that Executive shall not divulge, furnish or make available to any party any of the trade secrets, patents, patent applications, price decisions or determinations, marketing plans, business plans (which Executive expressly acknowledges to be within the scope of Confidential Information subject to the Confidentiality Agreement, and subject to a duty to protect), product plans, inventions, customers, partners, proprietary information or other intellectual property of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Executive. Executive acknowledges that Company’s confidential and proprietary information constitutes a valuable and proprietary asset used by Company to obtain a competitive advantage over its competitors, and Executive further acknowledges that the business of the Company is highly competitive and any breach by Executive of the Confidentiality Agreement may cause serious harm to Company.
(b)    Non-Solicitation. Executive acknowledges that Executive’s obligations with respect to non-solicitation of employees, consultants and other parties, as set forth in Section 7 of the Confidentiality Agreement, continue for a term of 24 months following the Separation Date. Executive further understands and acknowledges that Calix has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to Calix. Furthermore, Executive understands and acknowledges that Calix has expended and continues to expend significant time and expense in developing customer relationships, customer information, and goodwill, and that because of Executive’s experience with and relationship to Calix, Executive has had access to and learned about much or all of Calix’s customer information, and that loss of any of these customer relationships or goodwill will cause significant and irreparable harm to Calix. Accordingly, to protect Calix’s legitimate business interest, which Executive acknowledges, and for the good and valuable consideration offered to Executive under this Agreement, Executive agrees and covenants to comply with Executive’s continuing obligations as set forth in Section 7 of the Confidentiality Agreement.
(c)    Non-Compete. To protect Calix’s legitimate business interest, which Executive acknowledges, and for the good and valuable consideration offered to Executive under this Agreement, for a term of 12 months beginning on the Separation Date, Executive agrees and covenants not to engage in any Competitive Activity with the four (4) companies identified in Schedule 2 hereto are engaged in business directly competitive with Calix and are Calix’s primary business competitors (the “Named Competitors”). For purposes of this non-compete clause, “Competitive Activity” means to, directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, as an employee, advisor, consultant, agent, director, officer or other similar capacity with the Named Competitors. Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require Executive’s disclosure of trade secrets, proprietary information, or Confidential Information directly or indirectly to a Named Competitor.

Separation Agreement and General Release of All Claims

(d)    To protect Calix’s legitimate business interest, which Executive acknowledges, and for the good and valuable consideration offered to Executive under this Agreement, for the period from the Separation Date through December 31, 2019, Executive agrees to be reasonably available for telephonic or video conference as may be needed by Calix’s Field Operations organization for clarification and transitionary support related to Calix’s Services business. It is understood the time commitment needed from Executive shall be reasonably limited to transitionary assistance.
(e)    Executive agrees to execute the Separation Certification, attached as Exhibit B, and return it to the Company with this Agreement, which certifies Executive’s compliance with his obligations under the Confidentiality Agreement and certifies that Executive has returned all the Company’s property and confidential and proprietary information in Executive’s possession to the Company.
12.    Severability. In the event that any provision of this Agreement becomes or is declared by a court or other tribunal of competent jurisdiction or arbitrator to be illegal, unenforceable or void, the remainder of this Agreement shall continue in full force and effect without said provision or portion of provision.
13.    Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, ITS INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION BEFORE THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & MEDIATION PROCEDURES (“AAA RULES”) CONDUCTED IN SAN FRANCISCO, CALIFORNIA BEFORE ONE (1) NEUTRAL ARBITRATOR, AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. A COPY OF THE RULES CAN BE FOUND AT www.adr.org. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. NO CLAIMS MAY BE ARBITRATED ON A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION BASIS, AND THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO SUBMIT, INITIATE, OR PARTICIPATE IN A REPRESENTATIVE CAPACITY OR AS A PLAINTIFF, CLAIMANT OR MEMBER IN ANY CLASS ACTION, COLLECTIVE ACTION, OR OTHER REPRESENTATIVE OR JOINT ACTION. CLAIMS MUST BE ARBITRATED ON AN INDIVIDUAL BASIS. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.
14.    Attorneys’ Fees and Costs. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event Executive breaches any terms of this Agreement, including Executive’s post-termination obligations, to the extent permitted under Illinois law, Executive shall be responsible to Company for payment of all reasonable attorneys’ fees and costs incurred by the Company in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach. The parties agree that any determination of breach or for reimbursement of fees under this Section 14 not otherwise mutually resolved by the parties shall be determined in arbitration in accordance with Section 13 of this Agreement.

Separation Agreement and General Release of All Claims

15.    Entire Agreement. This Agreement and its exhibits represent the entire agreement between the Company and Executive concerning Executive’s separation from the Company and supersedes any and all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, concerning such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters the Confidentiality Agreement which shall remain in full force and effect. Executive acknowledges that neither the Employer nor any representative of Employer has made any representation or promise to Executive other than as set forth in this Agreement. No other promises or agreements or modifications to this Agreement shall be binding unless agreed to in writing and signed by Executive and by the SVP Talent & Culture of the Company.
16.    Governing Law. This Agreement and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflicts of laws principles.
17.    Expiration of Offer. This Agreement is executable until the twenty second (22nd) day after it is received by Executive (the “Expiration Date”). This Agreement is null and void if the Company has not received a copy of the Agreement executed by the Executive on or before the Expiration Date.
18.    Counterparts. The parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.
19.    Assignment. This Agreement may not be assigned by Executive or the Company without the prior written consent of the other party. However, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Executive.
20.    Employee Acknowledgment of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY WITHOUT ANY DURESS OR UNDUE INFLUENCE ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW AND EXECUTIVE UNDERSTANDS THAT EXECUTIVE WILL BE BARRED FROM PURSUING ANY RIGHTS RELEASED IN THIS AGREEMENT.
(Signatures follow)
IN WITNESS WHEREOF, each party has executed this Agreement as of the date stated below.

Separation Agreement and General Release of All Claims

Date: 9/21/2019	Gregory Billings, an individual Signature: /s/ Gregory Billings
Date: 9/20/2019	CALIX, INC. By: /s/ Diane Prins Sheldahl Title: SVP, Talent and Culture

Separation Agreement and General Release of All Claims